Exhibit 10.1

Award No. __________

AMENDMENT NO. 1 TO
THE GAP, INC.
PERFORMANCE SHARE AGREEMENT

This amendment (the “Amendment”) amends the grant of a target number of Performance Shares equal to [ ] granted by The Gap, Inc. (the "Company") to [ ] (the "Employee"), pursuant to an agreement dated [ ] (the “Award Agreement”). Capitalized terms used herein that are not defined shall have the meaning set forth in the Award Agreement.

The Award Agreement is hereby amended as follows:

1. The paragraph titled “Date(s) Performance Shares Scheduled to Vest” set forth on the cover page of the Award Agreement and the immediately following paragraph are hereby amended and restated in their entirety to read as follows:

“Date(s) Performance Shares Scheduled to Vest: To the extent that the Performance Goals described above are achieved and Shares are earned, as determined and certified by the Committee, then 100% of the earned Shares shall vest on the date in 2027 that the Committee certifies attainment (the “Certification Date”), notwithstanding that the Committee Resolutions state that (1) 50% of such earned Shares shall vest on the Certification Date and (2) the remaining 50% of the earned Shares shall vest on the one-year anniversary of the Certification Date (the “Original Second Vesting Tranche”).

As provided in the Plan and in this Agreement, this Award may terminate before the scheduled vest date of the Performance Shares. For example, if the Employee’s Termination of Service occurs before the date this Award vests, this Award will, unless an exception in paragraph 4 applies, terminate at the same time as such Termination of Service. Important additional information on vesting and forfeiture of the Performance Shares covered by this Award including those due to changes in employment is contained in paragraphs 4 and 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, APPENDIX B AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.”

2. Paragraphs 3(a), 3(b) and 3(c) of Appendix A of the Award Agreement are hereby amended and restated in their entirety to read as follows:

    “(a) Subject to paragraphs 4 and 5, the Performance Shares subject to this Agreement will vest (as to the number of Performance Shares determined by the Committee based on the extent to which the Performance Goals have been achieved) on the date described on the first page of this Agreement (the “Vesting Date”), but only if the Employee has been continuously employed by, or providing consulting services to, the Company or one of its Affiliates from the date of this Award until the Vesting Date of the Performance Shares. Subject to paragraphs 4 and 5, if the Employee has had a Termination of Service (as described below) prior to such date, the Award shall terminate as set forth in paragraph 5.

    (b) Upon vesting, one Share shall be issued for each Performance Share that vests, subject to the terms and provisions of the Plan and this Agreement. Subject to paragraph 4, any Performance Shares that vest under this Agreement shall be settled as soon as practicable after the Vesting Date, but in no event later than ninety (90) calendar days thereafter; provided, however, that if Employee is eligible, or could become eligible, to Retire (as defined below) at any time prior to 2028, any portion of the Original Second Vesting Tranche that vests under this Agreement on the Certification Date shall instead be settled as soon as practicable after the first anniversary of the Certification Date, but in no event later than ninety (90) calendar days thereafter, but only to the extent necessary to avoid taxation under Section 409A.

    (c) If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Performance Shares (or acceleration occurs pursuant to Section 12.2 of the Plan), the payment of such accelerated Performance Shares nevertheless shall be made at the same time or times described in paragraph 3(b) (whether or not the Employee remains employed by the Company or by one of its Affiliates as of such date(s)). This Section 3(c) shall only apply to Stock Awards that are not exempt from Section 409A and only to the extent required to avoid taxation under Section 409A.”

3. Paragraph 4(a) of Appendix A of the Award Agreement is hereby amended and restated in its entirety to read as follows:

    “(a) In the event that a Company agreement or plan provides for full or partial vesting of the Performance Shares upon Employee’s “separation from service” within the meaning of Section 409A), any unvested Performance Shares granted pursuant to this Agreement that vest pursuant to such agreement or plan shall be settled to the extent that the Performance Goals have been achieved and certified by the Committee on the Certification Date (or at target if required by such agreement or plan) as soon as practicable, but in no event later than ninety (90) days, after such separation; provided, however, that if Employee is eligible, or could become eligible, to Retire (as defined below) at any time prior to 2028, any portion of the Original Second Vesting Tranche that vests under this paragraph 4(a) shall instead be settled as soon as practicable after the first anniversary of the Certification Date, but in no event later than ninety (90) calendar days thereafter, but only to the extent necessary to avoid taxation under Section 409A, in each case, subject to Employee (or his beneficiaries in the case of death) timely signing any release of claims required by such Company agreement or plan after such separation and not revoking such release during any applicable revocation period.”

4. Except as specifically set forth in this Amendment, all of the terms and conditions of the Award Agreement remain unchanged.

* * *

IN WITNESS WHEREOF, the Company has executed this Amendment, effective as of the date written below.

THE GAP, INC.
Dated:	October 8, 2024
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